Exhibit 10.2

General Release of Claims

I, Elliot Maza (the “Employee”), in consideration of and subject to the performance by Immune Pharmaceuticals, Inc. (together with its subsidiaries, the “Corporation”), of its obligations under the Employment Agreement dated as of November 1, 2017, as modified by a letter agreement dated the date hereof (as so amended, the “Agreement”), do hereby release and forever discharge as of the date hereof the Corporation and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Corporation and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.       Employee understands that any payments or benefits paid or granted to him under Section 5.5 or Section 10.1 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which he was already entitled. Employee understands and agrees that he will not receive certain of the payments and benefits specified in Section 5.5 or Section 10.1 of the Agreement unless he executes this General Release and does not revoke this General Release within the time period permitted hereafter.

2.       Employee agrees that he is not entitled to and will not seek any further consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, profit sharing contributions, restricted stock, stock options, payment or benefit from the Released Parties other than that to which he is entitled pursuant to the Agreement.

3.       In consideration of the payments and benefits to Employee provided herein and in the Agreement, Employee knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Corporation and the other Released Parties from any and all complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, losses, debts and expenses (including attorneys’ fees and costs), whether known or unknown, that Employee ever had, now has or hereafter can or may have arising or accruing at any time up to and including the date this General Release is fully executed, including any claims arising out of Employee’s employment with the Corporation or the termination of that employment based upon any theory of tort, contract or law and any prohibited acts under local, state and federal employment or benefits laws, including, without limitation, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, retaliation, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed, and discrimination based on race, sex, age, religion, national origin, sexual orientation, disability, marital status, retaliation and any other protected characteristic (individually and collectively, “Claims”), except as to the enforcement of this General Release and any rights which cannot be waived as a matter of law. This includes a release of all rights and Claims, including, without limitation, any and all claims Employee may have under the National Labor Relations Act, the Age Discrimination in Employment Act as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, as amended, the Lilly Ledbetter Fair Pay Act of 2009, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Sarbanes-Oxley Act, the U.S. Patriot Act, the Worker’s Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the New York the Worker’s Adjustment and Retraining Notification Act, as well as any other federal, state or local law, statute, ordinance, regulation or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, wages and hours, or otherwise. Employee specifically understands that he is releasing Claims based on race, color, sex, sexual orientation or preference, pregnancy, marital status, religion, national origin, citizenship, veteran status, disability, age and any other category protected by law.

4.       For the purpose of implementing a full and complete release and discharge of the Released Parties as set forth above, Employee acknowledges that this General Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Released Parties which arise out of or relate to Employee’s employment, including but not limited to compensation, performance or termination of employment with the Corporation, except for, and notwithstanding anything in this General Release to the contrary, claims which cannot be released solely by private agreement. This General Release also excludes any claims relating to any right you may have to payments pursuant to Section 5.5 or Section 10.1, as applicable in the Agreement, any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Corporation’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Corporation or any of its affiliates.

5.       In the course of his employment with the Corporation prior to the date hereof, Employee may have had access to confidential and proprietary information and records, data and other trade secrets of the Corporation (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding the Corporation or its parents, subsidiaries, direct and indirect affiliated corporations and other entities: corporate information, including plans, strategies, policies, resolutions, drawings, designs, proposals and any litigation or negotiations; marketing information, including marketing and sales plans, strategies, methods, customer and/or supplier information, pricing information, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets, confidential processes, specifications, expertise, techniques, inventions, concepts, ideas and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Employee shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way. Employee represents and warrants that as of his Release Date, he has returned to the Corporation all property of the Corporation in his possession, including, but not limited to, all office equipment, computer equipment and peripherals (such as laptops, printers and memory sticks), cell phones, credit cards, keys, documents, manuals, procedures, notebooks and any other Confidential Information. In addition, Employee represents and warrants that he has deleted all of the Corporation’s Confidential Information from his personal computers, other memory devices and/or records.

6.       This General Release is not an admission by the Corporation of any liability. The Corporation specifically denies and disclaims any discrimination or injury to any person.

7.       The parties agree that this General Release may not be introduced in any proceeding, except to establish the settlement and release, the breach of this General Release, or as may be required by law or judicial directive.

8.       Employee agrees not to directly or indirectly take, support, encourage or participate in any activity or attempted activity which in any way would disparage the Corporation, its parents, subsidiaries and affiliated entities. Employee agrees not to write or speak about the Corporation, its parents, subsidiaries and affiliated entities in negative terms.

9.       Employee agrees that Employee will not disclose the existence or terms of this General Release except to his immediate family, tax advisor and attorney, federal or state taxing authorities, or as compelled by court process.

10.       Employee agrees to cooperate with the Corporation with respect to any past, present or future legal matters that relate to or arise out of Employee’s employment with the Corporation or in the event that any claim or action is brought against the Corporation concerning a matter which Employee may have knowledge or information. Employee’s cooperation may take the form of, among other things, Employee making himself reasonably available for interviews by the Corporation’s counsel, providing copies of any relevant documents Employee may have, and preparing to testify and testifying at depositions, informal and formal hearings, and trials. Such cooperation should not adversely interfere with any future positions Employee may obtain. Nothing in the General Release shall be construed to prohibit the Employee from cooperating with and participating in any investigation by or action taken by federal, state, or local administrative agencies, regulatory agencies, or law enforcement agencies. Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies, or law enforcement agencies will not violate any provision of this Agreement.

11.       This General Release contains the complete understanding of the parties with respect to the subject matter hereof. No other promises or agreements shall be binding or shall modify this General Release unless reduced to writing and signed by the parties hereto or counsel for the parties.

12.       This General Release shall be governed by New York law without regard to conflicts of laws principles, and any action to enforce this General Release must be brought and heard in a court within the State of New York. The parties to this General Release consent to personal jurisdiction in New York in any action commenced to enforce its terms.

13.       Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Corporation, its parents, subsidiaries or affiliated entities based on Employee’s employment with the Corporation or upon any act or omission occurring up to and including the date this General Release is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings). In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this General Release. This General Release does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, or to participate in any investigation conducted by the EEOC, or any similar state or local agency, but Employee acknowledges that he is not entitled to any monies other than those payments described in the Agreement.

14.       Nothing in this General Release prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee does not need the prior authorization of the Corporation to make any such reports or disclosures and Employee is not required to notify the Corporation that Employee has made such reports or disclosures. Further, this General Release does not limit Employee’s right to receive an award for information provided to any governmental agency or entity.

15.       Employee agrees that he will not make any applications for employment with Employer, its parents, subsidiaries or affiliated entities and further agrees that any application for employment he makes to such entities will violate this General Release and will be rejected by Employer or its parents, subsidiaries or affiliated entities pursuant to the terms herein.

16.       This General Release is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). Employer shall undertake to administer, interpret and construe the provisions of the General Release in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A.

17.        Employee warrants he is fully competent to enter into this General Release and Employee acknowledges that he has been afforded the opportunity to review this General Release with an attorney, that he has been advised to consult with an attorney about this General Release prior to executing it, that Employee has read and understands this General Release and that Employee has signed this General Release freely and voluntarily.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

To signify their agreement to the terms of this General Release, the parties have executed this General Release on the dates set forth under their signatures which appear below.

Elliot Maza	Immune Pharmaceuticals, Inc.

By: /s/ Elliot Maza	By: /s/ Jeffrey Paley, MD
Name: Jeffrey Paley, MD Title: Chair of the Nominating and Corporate Governance Committee of the Board of Directors
Date: August 28, 2018	Date: August 28, 2018

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